Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Senior Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2020,

PROVIDES CURRENT BUSINESS IMPROVEMENT AND LIQUIDITY UPDATE, ANNOUNCES QUARTERLY DIVIDEND

HIGH POINT, N.C. (July 1, 2020) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the fourth quarter and fiscal year ended May 3, 2020, which were severely affected by the coronavirus (“COVID-19”) pandemic and included non-cash asset impairment charges in connection with the related business disruption.  Also, in support of a comprehensive liquidity focus, Culp sold its majority interest in eLuxury, LLC (“eLuxury”) on March 31, 2020, resulting in the elimination of the company’s home accessories segment.  Accordingly, the financial results for this segment are excluded from the reported financial performance of the company’s continuing operations for the fourth quarter and fiscal 2020 year (and for all prior periods of comparison) and presented as a discontinued operation in the company’s consolidated financial statements.

Commenting on the results, Iv Culp, chief executive officer of Culp, Inc., said, “The broad economic disruption caused by the COVID-19 pandemic significantly affected our performance for the fourth quarter and fiscal 2020.  As the fourth quarter began, we were executing well on our strategic initiatives and generating momentum in our businesses.  However, the impact of the COVID-19 pandemic began to materialize in the second half of March as retail stores across the country closed and many of our customers shut down or limited their operations for several weeks.  Despite the challenging conditions, all of our employees around the world have done an outstanding job servicing our customers and supporting essential services throughout this pandemic.  I am extremely proud of their hard work and dedication, especially in their efforts to work cross-functionally across divisions to meet critical needs and ensure we are well positioned as the economy continues to recover. The measures we have taken in recent weeks, combined with our team’s agility, innovation, and resilience, give me confidence in our ability to navigate the environment we are facing, to increase our market share, and to emerge stronger as business conditions improve, which we are already experiencing. We cannot thank our 1,400-plus Culp associates enough for their courage and effort during this time.

“As we continue to navigate our way through these uncertain times, the health and safety of our employees, customers, suppliers, and the communities we serve remain our top priority.  We entered this period with a sound balance sheet and acted swiftly and decisively to adjust our plans and enhance our cash position, including the strategic sale of our ownership interest in eLuxury.  Simultaneously, we have continued to execute our product-driven strategy and focused on innovation and design creativity in both of our business segments, despite the challenging conditions.  As a result of the measures we have taken, we ended the fourth quarter with a net cash position that was stronger than the end of the third quarter, even with limited operations.

“Although the ongoing impact and duration of this economic and health crisis remains unknown, our business has improved materially since the end of fiscal 2020, and we are encouraged by positive sales trends and reports of consumer spending in the home furnishings sector.  Our mattress fabrics segment and our upholstery fabrics segment have both seen better-than-expected increases in orders, shipments, and output for the first eight weeks of fiscal 2021.  We are also pleased that the strategic sale of eLuxury has allowed us to focus on our core businesses in this unprecedented environment.  Importantly, we are maintaining a strong working relationship with eLuxury going forward through supply and royalty arrangements that are designed to preserve an additional sales channel for the company’s core products.

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

“It is likely that the COVID-19 pandemic will continue to have an impact on our business through at least the first half of fiscal 2021.  Barring additional shutdowns as a result of the virus, we believe business will continue its solid return through the first and second quarters of fiscal 2021, and we will benefit from pent-up demand and increased consumer attention to the home environment and overall comfort.  Our cash position is strong, and as a result of these factors, we recently repaid all outstanding borrowings we had previously drawn down under our credit facilities during the fourth quarter.  We are also pleased to announce that our Board of Directors declared a quarterly cash dividend of 10.5 cents per share, payable in July.

“With the strength of the company’s balance sheet, we are confident in our ability to weather the ongoing disruption over the near-term and emerge from this crisis in a preferred position.  We are excited about the significant improvement we expect for the first quarter of fiscal 2021 as we continue to execute our product-driven strategy and demonstrate the resilience and strategic advantage of our global platform and stable supply chain,” added Culp.

COVID-19 Business Response

The company continues to closely monitor the impact of the COVID-19 pandemic and take action to safeguard the health of its employees, serve its customers, and manage its liquidity.  During the fourth quarter, the company quickly implemented several measures to preserve balance sheet strength and reduce costs, including:

▪	Selling its majority ownership interest in eLuxury to increase liquidity and focus on its core business segments;
▪	Repurposing some of its operations to manufacture critical products for healthcare and other essential industries;
▪

Proactively drawing down a total of $31 million under the company’s domestic and China credit facilities as a precautionary measure (this debt has now been repaid in full based on improving business conditions, as described above);

▪

Reducing operating costs by implementing temporary salary reductions, making workforce adjustments to align with demand, suspending merit pay increases, and eliminating cash compensation paid to its Board of Directors;

▪	Postponing non-essential capital expenditures and aggressively reducing expenses and discretionary spending; and
▪	Working with the company’s vendors and landlords to negotiate temporary terms.

Together, these actions helped mitigate the financial impact of lower industry demand and shutdowns as a result of COVID-19.

Fiscal 2020 Full Year Financial Summary

▪

The company’s financial position as of the end of fiscal 2020 reflected total cash and investments of $77.1 million and outstanding borrowings totaling $38.4 million, for a net cash position of $38.7 million.  (See summary of cash and investments table on page 8).  This compares with total cash and investments of $34.8 million and outstanding borrowings totaling $925,000, for a net cash position of $33.9 million, as of the end of the third quarter of fiscal 2020.

▪	Net sales were $256.2 million, down 8.9 percent compared with the prior year, with mattress fabric sales down 9.8 percent and upholstery fabric sales down 8.0 percent.

▪	Pre-tax loss from continuing operations (GAAP) for fiscal 2020 was $(7.7) million, compared with pre-tax income from continuing operations of $12.7 million for fiscal 2019.

▪

Adjusted pre-tax income from continuing operations (non-GAAP) for fiscal 2020 was $6.0 million, excluding non-cash asset impairment charges of $13.7 million associated with goodwill and certain intangible assets, of which $11.5 million related to the mattress fabrics segment and $2.2 million related to the upholstery fabrics segment.  Adjusted pre-tax income from continuing operations (non-GAAP) for the prior year was $15.5 million, excluding restructuring and related charges and credits and other non-recurring charges resulting in a net charge of approximately $2.7 million. (See reconciliation table on page 11).

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

▪

Net loss for fiscal 2020 was $(28.7) million, or $(2.32) per diluted share (which includes the $13.7 million in non-cash asset impairment charges described above as well as a net loss from a discontinued operation of $(17.5) million associated with eLuxury), compared with net income of $5.5 million, or $0.43 per diluted share, in fiscal 2019 (which includes the $2.7 million charge resulting from the restructuring and related charges and credits described above and a net loss from a discontinued operation of $(0.6) million associated with eLuxury).

▪

The company paid $5.1 million in dividends and $1.7 million in share repurchases (142,496 shares) during fiscal 2020.  In March 2020, the company’s Board of Directors approved an increase in the company’s share repurchase authorization back up to a total of $5.0 million.  As previously disclosed, the company has suspended its share repurchases given the economic uncertainty related to COVID-19.

Fiscal 2020 Fourth Quarter Financial Summary

▪

Net sales were $47.4 million, down 29.3 percent over the prior-year period, with mattress fabric sales down 38.5 percent and upholstery fabric sales down 17.3 percent compared with the fourth quarter of last year.

▪

Pre-tax loss from continuing operations (GAAP) for the fourth quarter of fiscal 2020 was $(18.4) million, compared with pre-tax income from continuing operations of $2.0 million for the prior-year period.

▪

Adjusted pre-tax loss from continuing operations (non-GAAP) for the fourth quarter of fiscal 2020 was $(4.7) million, excluding $13.7 million in non-cash asset impairment charges associated with goodwill and certain intangible assets as described below.  Adjusted pre-tax income from continuing operations (non-GAAP) for the prior-year period was $2.5 million, excluding a non-recurring charge of $500,000. (See reconciliation table on page 10).

▪

Net loss for the fourth quarter of fiscal 2020 was $(27.8) million, or $(2.26) per diluted share (which includes the $13.7 million in non-cash asset impairment charges described above as well as a net loss from a discontinued operation of $(8.7) million associated with eLuxury), compared with a net loss of $(1.5) million, or $(0.12) per diluted share, for the fourth quarter of fiscal 2019 (which includes the non-recurring charge noted above and a net loss from a discontinued operation of $(0.4) million associated with eLuxury).

▪

In connection with the company’s annual impairment assessment of its goodwill and certain other intangible assets, the company determined impairment indicators existed as a result of the material impact on the company’s financial performance and the significant decline in its stock price and market capitalization arising from the COVID-19 outbreak.  This resulted in a $13.7 million non-cash asset impairment charge during the fourth quarter, of which $11.5 million related to the mattress fabrics segment and $2.2 million related to the upholstery fabrics segment.

▪

As previously disclosed, the company sold its majority ownership interest in eLuxury during the fourth quarter of fiscal 2020, resulting in the elimination of the home accessories segment.  As a result, this segment was presented as a discontinued operation and reported a pre-tax loss of $(8.7) million for the fourth quarter and $(17.6) million for the fiscal 2020 year.

▪	The company paid $1.0 million in share repurchases (86,746 shares) during the fourth quarter of fiscal 2020.

Fiscal 2021 First Quarter Business and Liquidity Update

▪

The company is seeing improved business conditions and a better-than-expected increase in demand as customers and retail stores have started to re-open.  For the first eight weeks of fiscal 2021, there has been a significant improvement in orders and shipments for both the mattress fabrics and upholstery fabrics segment, as compared to March and April 2020.

▪

Effective as of June 22, 2020, the company is once again debt-free after repaying the borrowings previously outstanding as of the end of the fiscal 2020 fourth quarter.  The company’s current financial position through the first eight weeks of fiscal 2021 reflects an improved total net cash position as compared to the end of the fourth quarter of fiscal 2020.

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

▪

The company announced today that on June 30, 2020, it amended its existing credit agreement to increase flexibility regarding its financial maintenance covenants due to the impact of the COVID-19 pandemic.

▪	The company also announced its regular quarterly cash dividend of 10.5 cents per share, payable in July 2020.

Financial Outlook

▪

Due to the continued economic impact of the COVID-19 pandemic and the lack of visibility as to its duration or ultimate impact, the company is providing only limited financial guidance for fiscal 2021 at this time.

▪

Although subject to unforeseen changes that may arise as the pandemic and its economic impact continue to unfold, the company is encouraged by improving business conditions and expects sales and operating performance for the first quarter of fiscal 2021 to be significantly improved as compared with the fourth quarter of fiscal 2020, with operating income expected to be near break-even and the company’s net cash position expected to be comparable to its net cash position at the end of the fiscal 2020 year.

Segment Update

Mattress Fabrics Segment

Sales for this segment were $23.4 million for the fourth quarter, down 38.5 percent compared with sales of $38.0 million in the fourth quarter of fiscal 2019.  For fiscal 2020, mattress fabric sales were $131.4 million, down 9.8 percent compared with $145.7 million in fiscal 2019.

Sandy Brown, president of Culp’s mattress fabrics division, stated, “The unprecedented disruption from the COVID-19 pandemic significantly affected our results for the fourth quarter and fiscal 2020.  We experienced a rapid drop in demand beginning in mid-March, as customers and retail stores began closing or substantially limiting their operations.  Due to government-mandated closure requirements near the end of March, we shut down our facilities in Canada and Haiti for several weeks.  We also reduced our production schedules and furloughed workers at our U.S. facilities to align with the severely reduced demand, while aggressively cutting costs, delaying non-essential capital expenditures, and reducing inventory.

“Despite these challenges, we quickly pivoted to repurpose our available operations to produce face masks, bedding covers, and fabrics for healthcare operations and consumer health.  This allowed us to support much-needed relief efforts as an essential business and keep as many workers as possible employed.  Additionally, in the face of travel restrictions and cancelled trade shows, we also leveraged our recently introduced digital library, design simulations, and ‘Re.Imagine Culp Home Fashions’ 3D image rendering capabilities to continue showcasing our products and support our customers through virtual design collaboration.

“Through the first eight weeks of fiscal 2021, we have experienced a steady increase in demand as government restrictions have been lifted and customers and retail stores have started to resume operations.  As of the end of June 2020, roughly two-thirds of the way through our fiscal 2021 first quarter, we have dramatically increased our production schedules and returned substantially all of our previously furloughed workers to meet this increased demand.  We have also reduced inventory by approximately $5.0 million during this period.  Additionally, we are pleased with the swift return to pre-COVID-19 favorable demand trends for our CLASS sewn mattress cover business, as there appears to be a continuing growth trend for online boxed bedding.  Across the mattress fabrics division, from fabric to cover, we are working collaboratively with new and existing customers to develop fresh, innovative products, and our efficient global platform continues to support our fabric and cover business with established production capabilities in the U.S., Haiti, and Asia.  We expect our building expansion in Haiti to be completed during the second quarter, which will provide additional capacity and enhance our ability to produce sewn covers.

“Additionally, prior to the COVID-19 outbreak, our results for the fiscal 2020 year were affected by continued disruption in the domestic mattress industry relating to low-priced mattress imports that moved from China to other countries.  While we believe our strong global platform for fabric and covers in Haiti and Asia has us well positioned to capture market share with imported mattresses going forward,

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

we are also encouraged by the recent anti-dumping duty petitions filed with the U.S. International Trade Commission (ITC) and U.S. Department of Commerce against seven countries for engaging in unfair trade practices, as well as the ITC’s preliminary determination allowing these petitions to move forward.  If successful, we believe the proposed relief being sought will benefit the domestic mattress industry and, in turn, be favorable for our business,” added Brown.

Upholstery Fabrics Segment

Sales for this segment were $24.0 million for the fourth quarter, down 17.3 percent compared with sales of $29.0 million in the fourth quarter of fiscal 2019.  For fiscal 2020, upholstery fabric sales were $124.8 million, down 8.0 percent compared with $135.7 million in fiscal 2019.

“Our results for the fourth quarter of fiscal 2020 reflect the material decline in sales and severe disruption from the COVID-19 pandemic,” said Boyd Chumbley, president of Culp’s upholstery fabrics division.  “We began the fourth quarter on track for strong sales and a solid operating performance.  The first six weeks of the fourth quarter were consistent with our expectations, with our Asia supply chain operating at full output by the beginning of March following the previous government-mandated shutdown in China associated with the coronavirus outbreak.  However, orders and shipments declined significantly beginning in the second half of March as most of our U.S. customers and U.S. furniture retailers shut down or substantially limited their operations due to the COVID-19 pandemic.  Many of our customers delayed shipments, deferred orders in process, and halted new orders as a result of the disruption, resulting in a substantial decrease in sales.

“Despite these challenges, our team of associates has quickly responded to the new operating environment to support the needs of our customers.  Our business has traditionally relied heavily on trade-show participation and in-person product showings.  However, with travel restrictions and event cancellations, including cancellation of the Spring Showtime Market and Spring Furniture Market, we quickly adapted by developing innovative virtual showcase presentations that allowed us to continue representing our products for customers.

“For the full year, and especially considering the negative impact of COVID-19 during the last six weeks of the fourth quarter, we were pleased to achieve a solid year of annual sales and operating income performance.  Throughout the year, we have executed our product-driven strategy with a continued focus on innovation and creative design that supports our diverse customer base and helps customers differentiate themselves in the marketplace.  Our strong platform in Asia, including our cut and sew capabilities in Vietnam, as well as our stable, long-term supplier relationships, continues to support our business and enable us to meet changing customer demands.

“Our line of highly durable, stain resistant, LiveSmart® fabrics remains popular with both new and existing customers. We also remain excited about the demand trends for LiveSmart Evolve™, our line of sustainability fabrics featuring the use of recycled yarns along with the same stain-resistant performance.  We are continuing to develop new generations of performance products featuring new finishes and technologies to further expand this product offering.

“Additionally, we continued to see growth in our hospitality business throughout the year, which was less affected by the COVID-19 disruption during the fourth quarter due to orders already in progress.  Read Window Products, our window treatment and installation services business, provided a meaningful contribution for the year, including the fourth quarter as it continued operations to fulfill existing project orders and reallocated a portion of its operations to sew face masks for healthcare workers.  However, while we remain pleased with the diversification offered by this business, we recognize that ongoing pressure in the travel and leisure industries as a result of COVID-19 may negatively affect it, at least in the short-term, as it remains uncertain whether hotels and other hospitality venues will undertake new refurnishing projects in the current environment.

“Looking ahead, we are encouraged by recent sales trends through the first eight weeks of the first quarter, which are better than anticipated.  As customers and retail stores across the United States have resumed operations, we have seen a gradual increase in orders and shipments as business conditions continue to normalize,” added Chumbley.

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

Balance Sheet

“While the broad shutdowns and disruption caused by COVID-19 have created near-term headwinds and uncertainty, our financial position remains sound,” added Ken Bowling, executive vice president and chief financial officer of Culp, Inc.  “As of May 3, 2020, we reported $77.1 million in cash and investments and outstanding borrowings totaling $38.4 million, for a net cash position of $38.7 million.  We have maintained this position despite the rapid decline in sales by taking prompt action to manage our cash position during the fourth quarter.  In doing so, we ended the quarter with net cash above our net cash position at the end of the third quarter, even with limited operations.

“During fiscal 2020, we spent $4.6 million for capital expenditures and returned $6.8 million to shareholders in regular dividends and share repurchases.  We had cash flow from operations of $5.0 million and free cash flow of $1.5 million for the year, which were negatively affected by the COVID-19 disruption. (See reconciliation table on page 9).

“As previously noted, we are once again debt-free after repaying the borrowings previously outstanding as of the end of fiscal 2020, and we expect our net cash position at the end of the first quarter of fiscal 2021 to be comparable to our $38.7 million net cash position at the end of the 2020 fiscal year.  Additionally, our recent amendment to our credit facility further enhances our financial flexibility for the future,” added Bowling.

Dividends and Share Repurchases

The company announced that its Board of Directors has approved the payment of the company’s quarterly cash dividend of 10.5 cents per share.  The dividend is to be paid on or about July 17, 2020, to shareholders of record as of July 10, 2020.  Importantly, the Board will continue to evaluate the appropriateness of the current dividend rate in light of economic conditions and the company’s performance in upcoming quarters.

The company repurchased a total of 142,496 shares during fiscal 2020, including 86,746 shares during the fourth quarter of fiscal 2020, leaving approximately $3.3 million available under the share repurchase program approved by the Board of Directors in September 2019.  The Board subsequently approved an increase in the company’s share repurchase authorization back up to a total of $5.0 million in March 2020.  However, as previously disclosed, the company has temporarily suspended its share repurchases given the economic uncertainty related to COVID-19.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China, and Haiti.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties that may cause actual events and results to differ materially from such statements.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements to reflect any changes in management’s expectations or any change in the assumptions or circumstances on which such statements are based, whether due to new information, future events, or otherwise.  Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, new product launches, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance or liquidity measures, as well as any statements regarding potential acquisitions, future economic or industry trends, public health epidemics, or future developments.  There can be no assurance that the company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely.  The future performance of our business depends in part on our success in conducting and finalizing acquisition negotiations and integrating acquired businesses into our existing operations.  Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products.  Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States.  Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places.  Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets.  The impact of public health epidemics on employees, customers, suppliers, and the global economy, such as the global coronavirus pandemic currently affecting countries around the world, could also adversely affect our operations and financial performance.  In addition, the impact of potential goodwill or intangible asset impairments could affect our financial results.  Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability.  Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2019, for the fiscal year ended April 28, 2019, and our subsequent periodic reports filed with the Securities and Exchange Commission.

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

CULP, INC.

Condensed Financial Highlights

(Unaudited)

	Three Months Ended		Twelve Months Ended
	May 3,	April 28,	May 3,	April 28,
	2020	2019	2020	2019
Net sales	$47,378,000	$67,023,000	$256,166,000	$281,325,000
(Loss) income before income taxes from continuing operations	$(18,383,000)	$1,988,000	$(7,679,000)	$12,722,000
Net (loss) income from continuing operations	$(19,152,000)	$(1,108,000)	$(11,158,000)	$6,071,000
Net loss from discontinued operation	$(8,673,000)	$(403,000)	$(17,509,000)	$(613,000)
Net (loss) income	$(27,825,000)	$(1,511,000)	$(28,667,000)	$5,458,000
Net (loss) income from continuing operations - per share:
Basic	$(1.56)	$(0.09)	$(0.90)	$0.49
Diluted	$(1.56)	$(0.09)	$(0.90)	$0.48
Net loss from discontinued operations - per share:
Basic	$(0.71)	$(0.03)	$(1.41)	$(0.05)
Diluted	$(0.71)	$(0.03)	$(1.41)	$(0.05)
Net (loss) income - per share:
Basic	$(2.26)	$(0.12)	$(2.32)	$0.44
Diluted	$(2.26)	$(0.12)	$(2.32)	$0.43
Average shares outstanding:
Basic	12,297,000	12,384,000	12,378,000	12,462,000
Diluted	12,297,000	12,384,000	12,378,000	12,548,000

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

CULP, INC.

Summary of Cash, Investments, and Debt

May 3, 2020 and April 28, 2019

(Unaudited)

	Amounts
	May 3,	April 28,
(Amounts in Thousands)	2020	2019*
Cash & Investments
Cash and cash equivalents	$69,790	$40,008
Short-term investments – Available for Sale	923	—
Short -term investments – Held to Maturity	4,271	5,001
Long-term investments – Held to Maturity	2,076	—
Total cash and investments	$77,060	$45,009
Debt
Line of credit - China operations	$1,015	$—
Paycheck Protection Plan Loan	7,606	—
Line of credit - U.S. operations	29,750	—
Total debt	$38,371	$—
Net cash position	$38,689	$45,009

*Derived from audited financial statements.

CULP, INC.

Reconciliation of Free Cash Flow

For the Twelve Months Ended May 3, 2020, and April 28, 2019

(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	May 3,	April 28,
(Amounts in Thousands)	2020	2019
Net cash provided by operating activities	$4,970	$13,873
Minus: Capital Expenditures	(4,585)	(3,261)
Plus: Proceeds from the sale of property, plant, and equipment	672	1,894
Plus: Proceeds from long-term note receivable with discontinued operation	1,523	—
Minus: Investment in unconsolidated joint venture	(220)	(120)
Plus: Proceeds from life insurance policy	—	394
Minus: Payments on vendor-financed capital expenditures	—	(1,412)
Plus: Proceeds from the sale of long-term investments (Rabbi Trust)	—	1,233
Minus: Purchase of long-term investments (Rabbi Trust)	(788)	(1,011)
Effect of exchange rate changes on cash and cash equivalents	(119)	(93)
Free Cash Flow	$1,453	$11,497

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

CULP, INC.

Reconciliation of Selected Income Statement Information to Adjusted Results

For Three Months Ended May 3, 2020

(Unaudited)

	As Reported		May 3, 2020
	May 3,		Adjusted
(Amounts in Thousands)	2020	Adjustments	Results
Gross profit from continuing operations	$3,045	$—	$3,045
Selling, general, and administrative expenses	(7,327)	—	(7,327)
Asset impairments (1)	(13,712)	13,712	-
Loss from continuing operations	(17,994)	13,712	(4,282)
Other expense	(426)	—	(426)
Loss before income taxes from continuing operations	$(18,383)	$13,712	$(4,671)

(1)

During the three-month period ending May 3, 2020, we incurred asset impairment charges totaling $13.7 million that pertained to goodwill and certain intangible assets. Of this $13.7 million, $11.5 million and $2.2 million were associated with the mattress fabrics segment and upholstery fabrics segment, respectively.

CULP, INC.

Reconciliation of Selected Income Statement Information to Adjusted Results

For Three Months Ended April 28, 2019

(Unaudited)

	As Reported		April 28, 2019
	April 28,		Adjusted
(Amounts in Thousands)	2019	Adjustments	Results
Gross profit from continuing operations	$11,195	$—	$11,195
Selling, general, and administrative expenses	(8,758)	—	(8,758)
Asset impairments	—	—	—
Income from continuing operations	2,437	—	2,437
Other expense (1)	(670)	500	(170)
Income before income taxes from continuing operations	$1,988	$500	$2,488

(1)

Other expense for the three-month period ending April 28, 2019, included a $500 non-recurring charge for an endowed scholarship to the University of North Carolina at Chapel Hill in honor of our Co-Founder and former Chairman of the Board. This charitable contribution is being paid over a period of three years.

CULP Announces Results for Fourth Quarter and Fiscal 2020

July 1, 2020

CULP, INC.

Reconciliation of Selected Income Statement Information to Adjusted Results

For the Twelve Months Ended May 3, 2020

(Unaudited)

	As Reported		May 3, 2020
	May 3,		Adjusted
(Amounts in Thousands)	2020	Adjustments	Results
Gross profit from continuing operations	$40,498	$—	$40,498
Selling, general, and administrative expenses	(34,424)	—	(34,424)
Asset impairments (1)	(13,712)	13,712	-
Restructuring credit (2)	70	(70)	-
(Loss) income from continuing operations	(7,568)	13,642	6,074
Other expense	(902)	—	(902)
(Loss) income before income taxes from continuing operations	$(7,679)	$13,642	$5,963

(1)

During the year ending May 3, 2020, we incurred asset impairment charges totaling $13.7 million that pertained to goodwill and certain intangible assets. Of this $13.7 million, $11.5 million and $2.2 million were associated with the mattress fabrics segment and the upholstery fabrics segment, respectively.

(2)	The $70 restructuring credit pertains to employee termination benefits associated with the closure of our Anderson, SC upholstery fabrics facility.

CULP, INC.

Reconciliation of Selected Income Statement Information to Adjusted Results

For the Twelve Months Ended April 28, 2019

(Unaudited)

			April 28,
	As Reported		2019
	April 28,		Adjusted
(Amounts in Thousands)	2019	Adjustments	Results
Gross profit from continuing operations (1)	$45,769	$2,508	$48,277
Selling, general, and administrative expenses (2)	(33,243)	558	(32,685)
Restructuring credit (3)	825	(825)	—
Income from continuing operations	13,351	2,241	15,592
Other expense (4)	(1,383)	500	(883)
Income before income taxes from continuing operations	$12,722	$2,741	$15,463

(1)

The $2.5 million represents a restructuring charge of $1.6 million for inventory markdowns, $784 for other operating costs associated with our closed Anderson, SC upholstery fabrics facility, and $159 for employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.

(2)

The $558 consists of a non-recurring charge totaling $469 that was associated with the accelerated vesting of certain stock-based compensation agreements Of this $469 non-recurring charge, $429 and $40 pertain to unallocated corporate expenses and a restructuring related charge associated with our closed Anderson, SC upholstery fabrics facility. Additionally, the $558 consists of a non-recurring charge of $89 for employee termination benefits and operational reorganization costs associated with our mattress fabrics segment.

(3)

The $825 restructuring credit represents a $1.5 million gain on sale of property, plant, and equipment associated with our closed Anderson, SC upholstery fabrics facility, partially offset by a charge of $661 for employee termination benefits.

(4)

Other expense for the year ending April 28, 2019, included a $500 non-recurring charge for an endowed scholarship to the University of North Carolina at Chapel Hill in honor of our Co-Founder and former Chairman of the Board. The charitable contribution is being paid over a period of three years.

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